Exhibit 10.6(b)

AMENDMENT NO. 2, dated as of March 31, 2004, to the Employment Agreement dated as of August 1, 2000, as amended (the “Employment Agreement”), between Blyth, Inc., a Delaware corporation (the “Company”), and Robert B. Goergen (the “Executive”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement so as to provide that the Executive shall be employed as (a) the Chairman of the Board, President and Chief Executive Officer of the Corporation during the period commencing as of August 1, 2000 and ending as of March 31, 2004, (b) the Chairman of the Board and Chief Executive Officer during the period commencing as of March 31, 2004 and ending as of August 1, 2007, and (c) the non-executive Chairman of the Board of the Corporation during the three year period commencing as of August 1, 2007, subject to the terms and conditions that are presently set forth in the Employment Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.               The first sentence of Section 1(b) of the Employment Agreement is hereby amended to read as follows:

“Base Salary” shall mean an annualized salary of not less than (a) $600,000 during the first seven years of the Employment Period and (b) thereafter, one-half of the annualized Base Salary as in effect on the last day of the Initial Term, in each case as adjusted as contemplated by Section 4 below.  “

2.               Section 1(j) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Initial Term” shall mean that portion of the first seven years of the Employment Period during which the Executive continues to be employed hereunder.

3.               The first sentence of Section 2 of the Employment Agreement is hereby amended to read as follows:

The Employment Period shall begin on the Effective Date, and shall continue until the last day prior to tenth anniversary of the Effective Date.

4.               The first sentence of Section 3(a) of the Employment Agreement is hereby amended to read as follows:

Commencing on the Effective Date and continuing for the portion of the Employment Period ending on March 31, 2004, the Executive shall be employed as the Chairman of the Board, President and Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company; commencing on March 31,

2004, and continuing for the remainder of the first seven years of the Employment Period, the Executive shall be employed as the Chairman of the Board and Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company.

5.               The first sentence of Section 6(a) of the Employment Agreement is hereby amended to read as follows:

Subject to vesting, as hereinafter provided, the Executive shall be entitled to receive, during his lifetime, a supplemental pension benefit, commencing on the tenth anniversary of the Effective Date, equal to 50% of his Final Average Compensation, but not in excess of $500,000 per annum.

6.                                       Except as amended hereby, the Employment Agreement shall remain in full force and effect.

7.                                       The Executive hereby agrees that the Company should advise Harold B. Finn III, as trustee under the Trust Agreement dated as of June 15, 2002, by and between the Company and Harold B. Finn III, that the Executive will not become entitled to receive supplemental pension benefits under Section 6 of the Employment Agreement, as amended hereby, until the tenth anniversary of the Effective Date (as defined in the Employment Agreement).

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Blyth, Inc.

By:	/s/ Jane F. Casey
Its: Vice President

The Executive:

/s/ Robert B. Goergen
Robert B. Goergen